Exhibit (a)(5)(C)

MATTERSIGHT ANNOUNCES FINAL RESULTS OF ITS TENDER OFFER

CHICAGO, IL, April 19, 2012 (MARKETWIRE via COMTEX) — Mattersight Corporation (NASDAQ: MATR) today announced the final results of its previously announced tender offer, which expired at 5:00 p.m., Chicago time, on Friday, April 13, 2012.

In accordance with the terms and conditions of the tender offer, Mattersight has accepted for purchase 19,758 shares of its 7% Series B Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), at a price of $8.71 per share (representing $8.60 per share plus accrued and unpaid dividends), for an aggregate cost of approximately $172,092, excluding fees and expenses relating to the tender offer. These shares represent approximately 1.2% of the Preferred Shares outstanding as of April 13, 2012.

Payment with respect to the Preferred Shares accepted for purchase will be made promptly by the depositary. As a result of the completion of the tender offer, immediately following payment for the tendered Preferred Shares, Mattersight expects that 1,650,938 Preferred Shares will be issued and outstanding.

The information agent and depositary for the tender offer is Broadridge Corporate Issuer Solutions, Inc. When the tender offer commenced, the offer to purchase and related documents were mailed to holders of record of Preferred Shares and also were made available for distribution to beneficial owners of Preferred Shares. For questions and information, please call the information agent toll free at 1-877-830-4936 (U.S. toll free).

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any Preferred Shares.

Safe Harbor for Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, which may be identified by use of words such as “plan,” “may,” “might,” “believe,” “expect,” “intend,” “could,” “would,” “should,” and other words and terms of similar meaning, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to other factors and matters contained or incorporated in this document, important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, among other things, the risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our other reports filed with the Securities and Exchange Commission from time to time. You can locate these filings on the Investor Relations page of Mattersight’s website, www.Mattersight.com. Statements included or incorporated by reference into this press release are based upon information known to Mattersight as of the date of this press release, and the company assumes no obligation to publicly revise or update any forward-looking statement for any reason.

About Mattersight

Mattersight is a leader in enterprise analytics focused on customer and employee interactions and behaviors. Mattersight’s Behavioral Analytics service captures and analyzes customer and employee interactions, employee desktop data, and other contextual information to improve operational performance and predict future customer and employee outcomes. Mattersight’s analytics are based on millions of proprietary algorithms and the application of unique behavioral models. The company’s SaaS+ delivery model combines analytics in the cloud with deep customer partnerships to drive significant business value. Mattersight’s applications are used by leading companies in Healthcare, Insurance, Financial Services, Telecommunications, Cable, Utilities, and Government. See What Matters(TM) by visiting www.Mattersight.com.

Contact

Contact Information

Bill Noon

Chief Financial Officer

847-582-7019

ir@mattersight.com

SOURCE: Mattersight Corporation

mailto:ir@mattersight.com